CONSENT OF AUTHOR

Daniel B. Kilby, P.Eng.
718 East Fourth Street
North Vancouver, British Columbia
Canada        V7L 1K2

US Securities and Exchange Commission

“I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Project and Update on Metallurgy and Mineral Resources in the Reforma, Naranjo and El Rey Deposits, Guerrero State, Mexico” included in the registration statement on the Amended Form 20-F, dated January 27, 2006, filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission.”

Dated this 24th day of January 2006

/s/ Daniel B. Kilby, P.Eng.

Daniel B. Kilby, P.Eng.